Contacts:
Stephan Rohaly	Darby Dye
Chief Financial Officer	Investor Relations-US
+49 89 95 95 5101	510 249 4883
srohaly@scmmicro.de	ddye@scmmicro.com

SCM MICROSYSTEMS REPORTS SECOND QUARTER 2008 RESULTS

Ismaning, Germany – August 12, 2008 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the second quarter ended June 30, 2008.

Revenues from continuing operations in the second quarter of 2008 were $6.5 million, up 40% from revenues of $4.6 million in the second quarter of 2007. Revenues for the first six months of 2008 were $13.0 million, down slightly from revenues of $13.1 million for the first six months of 2007. By product segment, second quarter 2008 revenues included $4.9 million from sales of smart card readers and other products for secure network and physical access, compared with sales of $3.9 million in the second quarter of 2007; and $1.6 million from sales of original equipment manufacturer (OEM) digital media reader technology, compared with sales of $0.8 million in the second quarter of 2007.

In the second quarter of 2008, sales of the Company’s smart card reader products continued to be impacted by weak demand from U.S. government-based smart card authentication programs. Additionally, demand continued to shift away from external reader devices towards readers embedded within laptops and keyboards. Lower U.S. sales of SCM’s smart card readers were offset by higher sales in Asia of interface chips for embedded readers, as well as strong sales in Europe of smart card readers, which were balanced across the enterprise, government and small business markets and distributed among several countries. Sales of CHIPDRIVE® business productivity solutions were once again strong in the quarter, and SCM’s new contactless readers comprised a significant proportion of smart card reader sales.

“There were many signs in the second quarter that our strategy to diversify and expand our customer base is beginning to yield good results,” said Felix Marx, chief executive officer of SCM Microsystems. “Increases in both sales levels and the number of customers in Europe indicate the success of our efforts to expand sales of our CHIPDRIVE productivity solutions into new geographic markets, and the effectiveness of market development activities in the enterprise and e-government sectors.”

Gross margin in the second quarter of 2008 was 43%, compared with gross margin of 29% in the second quarter of 2007. The increase in gross margin compared with the prior year primarily reflects higher revenue levels in the 2008 period, a more favorable mix of higher margin products, including CHIPDRIVE solutions, and product cost reductions.

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Operating expenses in the second quarter of 2008, as reported in accordance with GAAP, were $5.1 million, including $0.2 million in severance costs, compared with $5.4 million in the second quarter of 2007, which included amortization of intangibles of $0.1 million and severance and other costs of $1.4 million related to the resignation of the Company’s former CEO in June 2007. Higher base operating expenses in the second quarter of 2008 primarily reflect the recent investment in new sales resources in Latin America, Asia, Europe and the U.S. to support the Company’s strategy to diversify and expand its sales base, as well as increased spending on new product development.

Operating loss for the second quarter of 2008, as reported in accordance with GAAP, was $(2.3) million, compared with operating loss of $(4.1) million in the year ago quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2008 was $(2.1) million, compared with EBITDA of $(3.9) million in the second quarter of 2007. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

As reported in accordance with GAAP, loss from continuing operations in the second quarter of 2008 was $(2.0) million, or $(0.13) per share, compared with loss from continuing operations of $(3.7) million, or $(0.23) per share, in the second quarter of 2007.

Cash, cash equivalents and short-term investments at June 30, 2008 were $28.0 million, compared with $28.7 million at March 31, 2008.

Strategic Update

“In May, we announced our strategy to target the worldwide financial services and enterprise markets with new contactless reader products,” said Marx. “Contactless technology is changing the way people travel, work, and perform everyday transactions such as purchasing goods and services. SCM has a unique opportunity to establish itself as a significant provider of contactless devices for emerging applications, with our strong background in security, a talented and experienced team and an innovative vision. We have already delivered our first contactless reader, which in only one quarter has begun to generate significant sales. We are encouraged by our progress and remain focused on developing additional contactless solutions and building the sales and marketing capabilities to generate high margin, sustainable growth.”

Guidance for 2008

For the second half of 2008, the Company expects to achieve revenue growth between 10% and 27% compared to the second half of 2007. Taken together with sales for the first half of 2008, the Company therefore expects to achieve revenue growth of 5% to 15% for the year as a whole, which would result in total revenues of $32 million to $35 million for the full year. In May 2008, the Company previously announced expected revenue growth of 25-35% and revenue of $38 million to $40 million for the year as a whole. The decrease in expected revenue compared with the guidance given in May is primarily due to weaker demand and the faster than expected shift to embedded smart card readers in the U.S. government market. The Company’s projections of revenue growth are based on the release of new products currently being prepared for release, under development or recently released, which are forecast to begin generating increased sales in the second half of 2008. The Company further expects base operating expenses of approximately $20 million to $21 million in 2008, including anticipated further investments in sales and marketing resources and in new product development to address growth initiatives. Within these ranges, the Company currently expects to record operating and net loss from continuing operations for the full year, rather than the announced expectation in May 2008 to record operating and net profit for the full year.

Additional Information

SCM does not plan to hold a conference call or webcast to discuss the results of its 2008 second quarter. For more information on SCM’s second quarter results, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the U.S. Securities and Exchange Commission.

About SCM Microsystems

SCM Microsystems is a leading provider of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding our expectations for the Company’s second half and full fiscal year 2008, including specifically our statements regarding our expectations that we will achieve revenue growth of 10% to 27% in the second half of 2008 and revenue growth of 5% to 15% in the full year 2008 compared to prior year levels, based on sales of new contactless smart card reader products in the second half of 2008; that base operating expenses will be between $20 million and $21 million in 2008; and that we will record operating and net loss for the full year 2008. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow revenues based on a strategy of expanding our sales into new geographic markets and on diversifying and growing our customer base; our ability to successfully develop and introduce new products, particularly contactless reader products, that satisfy the evolving and increasingly complex requirements of customers; sales of smart card readers to the U.S. government market may decline faster than currently expected; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government, financial and enterprise security markets that we are targeting; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and our operating expenses may not be at levels that support profitability. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports, filed with the U.S. Securities and Exchange Commission

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Note: CHIPDRIVE is a registered trademark of SCM Microsystems, Inc. All trade names are trademarks or registered trademarks of their respective holders.

– FINANCIALS FOLLOW –

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues	$6,520	$4,647	$12,984	$13,104
Cost of revenues	3,697	3,314	7,478	8,031
Gross profit	2,823	1,333	5,506	5,073
Operating expenses:
Research and development	1,043	792	2,078	1,512
Sales and marketing	2,569	1,618	4,730	3,177
General and administrative	1,518	2,879	3,021	4,279
Amortization of intangible assets	0	97	0	272
Total operating expenses	5,130	5,386	9,829	9,240
Loss from operations	(2,307)	(4,053)	(4,323)	(4,167)
Interest and other income, net	330	412	824	720
Loss from continuing operations before income taxes	(1,977)	(3,641)	(3,499)	(3,447)
Provision for income taxes	(1)	(32)	(48)	(92)
Loss from continuing operations	(1,978)	(3,673)	(3,547)	(3,539)
Income (loss) from discontinued operations	(26)	(102)	(151)	(119)
Gain on sale of discontinued operations	496	1,530	509	1,553
Net income (loss)	$(1,508)	$(2,245)	$(3,189)	$(2,105)
Loss per share from continuing operations:
Basic and diluted	$(0.13)	$(0.23)	$(0.22)	$(0.23)
Gain (loss) per share from discontinued operations:
Basic and Diluted	$0.03	$0.09	$0.02	$0.09
Net income (loss) per share:
Basic and Diluted	$(0.10)	$(0.14)	$(0.20)	$(0.14)
Shares used in computing loss per share:
Basic and Diluted	15,744	15,730	15,742	15,715

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
EBITDA	$(2,080)	$(3,882)	$(3,816)	$(3,842)

Interest income	174	413	469	811
Provision for income taxes	(1)	(32)	(48)	(92)
Depreciation and amortization	(71)	(172)	(152)	(416)

Net loss from continuing operations	$(1,978)	$(3,673)	$(3,547)	$(3,539)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. Nasdaq Global Market and the Prime Standard of the Frankfurt exchange and the majority of our investors are German-based. In addition, our corporate headquarters are in Germany. Based on these factors, we have determined that EBITDA, as defined above, is a relevant measure of performance for the Company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (“GAAP”). While we believe that EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$27,991	$32,444
Accounts receivable, net	7,228	8,638
Inventories	4,108	2,738
Other current assets	1,483	1,455
Total current assets	40,810	45,275

Property, equipment and other assets, net	3,315	3,289
Total assets	$44,125	$48,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,733	$3,063
Accrued expenses and other current liabilities	7,336	8,185
Total current liabilities	10,069	11,248
Long-term income taxes payable	133	200
Deferred tax liability	81	77

Stockholders’ equity	33,842	37,039
Total liabilities and stockholders’ equity	$44,125	$48,564